EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS SECOND QUARTER EARNINGS

ATLANTA, Georgia, August 11, 2004 - Atlantic American Corporation (Nasdaq- AAME) today announced net income of $1.1 million, or $0.04 per diluted share, for the second quarter ended June 30, 2004, compared to net income of $1.2 million, or $0.04 per diluted share, for the second quarter ended June 30, 2003. Realized gains included in 2004-second quarter income were $0.1 million compared to $1.3 million in the second quarter of 2003. For the six months ended June 30, 2004, net income was $2.6 million, or $0.09 per diluted share, compared to net income of $1.9 million, or $0.06 per diluted share, for the same period in 2003.

Total revenues for the second quarter of 2004 were $47.4 million, increasing 9% over 2003 second quarter revenues of $43.5 million. Insurance premiums during this quarter increased 13% but were offset by a decline in realized investment gains. For the six months ended June 30, 2004, revenues were $93.8 million, increasing 7% over the comparable 2003 revenues of $87.5 million. Substantially all revenue and premium growth during the second quarter and first six months of 2004 occurred in the Company’s property and casualty businesses.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “We are pleased with our results for the second quarter, even though challenges remain. Growth and diversification of risks within our property and casualty businesses have resulted in solid revenue increases. Our regional property and casualty companies continue to make progress with their operating performance; although opportunity remains for increased efficiencies. While our life and health lines continue to perform well, health care costs have begun to impact our overall claims costs and increased marketing initiatives have increased our expense ratios.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
(404) 266-5501

Atlantic American Corporation
Financial Data

	Three months ended June 30,		Six months ended June 30,
(Unaudited; In thousands, except per share data)	2004	2003	2004	2003
Insurance premiums	$ 43,203	$ 38,069	$ 84,595	$ 77,755
Investment income	3,940	3,931	7,919	7,870
Realized investment gains, net	111	1,333	818	1,335
Other income	161	131	487	522
Total revenue	47,415	43,464	93,819	87,482
Insurance benefits and losses incurred	27,614	26,197	54,333	55,315
Commissions and underwriting expenses	13,972	11,474	27,399	21,893
Interest expense	819	764	1,633	1,468
Other	3,602	3,317	6,865	6,230
Total benefits and expenses	46,007	41,752	90,230	84,906
Income before income tax expense	1,408	1,712	3,589	2,576
Income tax expense	300	501	973	669
Net income	$ 1,108	$ 1,211	$ 2,616	$ 1,907
Net income per common share:
Basic	$ 0.04	$ 0.04	$ 0.09	$ 0.06
Diluted	$ 0.04	$ 0.04	$ 0.09	$ 0.06

Selected Balance Sheet Data	June 30, 2004	December 31, 2003
Total investments	$ 280,156	$ 284,890
Total assets	437,731	443,552
Insurance reserves and policy funds	265,974	263,745
Debt	56,238	56,238
Total shareholders' equity	83,200	86,893
Book value per common share	3.27	3.44